Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of The Coretec Group Inc. of our report dated April 28, 2016, relating to our audit of the financial statements of Coretec Industries, LLC which appears in the Annual Report on Form 10-K of The Coretec Group Inc for the year ended December 31, 2016.  Our report dated April 28, 2016, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Boulay PLLP

Minneapolis, Minnesota

January 26, 2018